Exhibit (a)(6)

WESTCORE TRUST

AMENDMENT NO. 3 TO

AMENDED AND RESTATED DECLARATION OF TRUST

The undersigned, being all of the trustees of Westcore Trust (the “Trust”), a Massachusetts business trust created under a Declaration of Trust dated as of December 10, 1985 and existing under an Amended and Restated Declaration of Trust dated as of November 19, 1987, as amended (the “Declaration of Trust”), a copy of which is on file in the Office of the Secretary of The Commonwealth of Massachusetts, having determined that it is desirable and appropriate to amend the Declaration of Trust, do hereby direct that this Amendment No. 3 be filed with the Secretary of The Commonwealth of Massachusetts and the Clerk of the City of Boston and do hereby consent to and adopt the following amendment to the Declaration of Trust:

1. Article 1 of the Declaration of Trust is amended and restated in its entirety to read as follows:

“This trust shall be known as SEGALL BRYANT & HAMILL TRUST (hereinafter called the “Trust”), and the Trustees shall conduct the business of the Trust under that name or any other name as they shall from time to time determine.”

2. All other references in the Declaration of Trust to “WESTCORE TRUST” are hereby amended to reflect the new name of the Trust, “SEGALL BRYANT & HAMILL TRUST”.

The foregoing amendment will become effective upon its filing with the Secretary of The Commonwealth of Massachusetts. This amendment may be executed in multiple counterparts, each of which will be deemed an original, but all of which taken together will constitute one instrument.

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Exhibit (a)(6)

IN WITNESS WHEREOF, the undersigned execute this Amendment No. 3 to the Declaration of Trust as trustees and not individually this _26th_ day of April, 2018.

/s/Mary K. Ansitine
Mary K. Anstine

/s/John A. DeTore
John A. DeTore

/s/ Rick A. Pederson
Rick A. Pederson

/s/ James A. Smith
James A. Smith

/s/Douglas M. Sparks
Douglas M. Sparks

/s/ Janice M. Teague
Janice M. Teague

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